State of Delaware Secretary of State Division of Corporations Delivered 10:28 AM 01/09/2017 FILED 10:28 AM 01/09/2017 SR 2017011520 7 - File Number 5355473

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust:	Pine Grove Alternative Institutional Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The name and address of the Registered Agent in the State of Delaware is: Maples Fiduciary Services (Delaware) Inc. 4001 Kennett Pike, Suite 302 Wilmington, DE 19807

3.	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF the undersigned have executed this Certificate of the 9th day of January, 2017.

/s/ Michelle McCloskey
Name:	Michelle McCloskey
Title:	President